Exhibit 24

POWER OF ATTORNEY FOR SECTION 16 FILINGS

This Powers of Attorney will allow us to assist you with your Section 16 filings should you become an executive officer of Assertio Holdings, Inc.  Please confirm that, conditioned on your becoming an executive officer of Assertio, you grant the following Power of Attorney.

The undersigned hereby constitutes and appoints Brendan O’Grady, Sam Schlessinger, Greg Montalbano, Ajay Patel and Breelyn Parkinson, individually, as the undersigned’s true and lawful attorney-in-fact to:

(1)	execute and deliver on behalf of the undersigned, in the undersigned’s capacity as an officer and/or director of Assertio Holdings, Inc., a Delaware corporation (“Assertio”), any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934, including, without limitation, the execution and filing of all Forms ID, 3, 4 and 5 (collectively, the “Section 16 Filings”);

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Section 16 Filings, complete and execute any amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned, conditioned on becoming an executive officer of Assertio, hereby grants to the attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is Assertio assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney, conditioned on the undersigned becoming an executive officer for Assertio, shall remain in full force and effect until the undersigned is no longer required to file Section 16 Filings with respect to the undersigned’s holdings of and transactions in securities issued by Assertio, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this date.

Dated: January 29, 2024

/s/ Mary Pietryga
By: Mary E. Pietryga